Rightscorp Reports Second Quarter 2014 Financial Results

Reaffirms Increase of 377% in Year-Over-Year Revenue Growth and Reports Increase in Copyrights, ISP Participation, and Settlements Closed

Santa Monica, Calif. – August 13, 2014 – Rightscorp (OTCQB: RIHT), the leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), today announced financial results for the second quarter of 2014 ended June 30, 2014.

Financial Highlights:

●	Company increased revenues due to growth in copyrights, ISP participation, and settlements closed;

●	377% increase in revenues to $251,481 for the second quarter ended June 30, 2014, from $52,670 for the same period in 2013

●	34% sequential increase in revenues from $188,215 in the first quarter of 2014;

●	332% increase in revenues to $440,414 for the six months ended June 30, 2014 from $101,926 for the same period of 2013. Revenues for first six months 2014 have already exceeded full year 2013;

●	Balance sheet improvements include a material increase in cash and cash equivalents of $767,581 on June 31, 2014 from $36,331 on December 31, 2013. The increases in cash and other fixed assets resulted in growth of total assets of $876,292 on June 31, 2014 from $146,223 on December 31, 2013.

Operational Highlights:

●	Authorized copyright catalog increased to over 1.5 million, including many award-winning films, a best-selling author, and up to 16 songs on a recent Billboard Hot 100;

●	Participation from Internet Service Providers (ISPs) increased by over 100%, where the Company reported receiving payments from over 70 ISPs to now over 140, covering an estimated 15% of homes in the U.S.;

●	Closed more than 75,000 cases of copyright infringements as of June 30, 2014; and

●	Expanded representation into the film and video market, secured representation agreements with Rotten Records and The Royalty Network, and pursued mature discussions with other companies

Robert Steele, Rightscorp COO commented, “Our model is proving to be very successful for our Company and clients. We are increasing internal metrics by improving our ability to ingest copyrights at a more rapid pace and growing the number of ISPs that forward our notices. This then increases our ability to close more cases of online P2P copyright infringement on behalf of the owners of copyrighted intellectual property.”

Rightscorp CEO Christopher Sabec, added, “We’ve just closed our strongest quarter to date and are pleased with the results. Our way is clear: adding copyrights, increasing ISP participation, and continuing to close settlements. This has been an outstanding quarter and I expect to see continued growth.”

Second Quarter 2014 Financial Summary

For the second quarter of 2014 ended June 30, 2014, the Company generated total revenues of $251,481, up 377% from $52,670 in the same period in 2013. Sequentially, revenues rose 34% from $188,215 in the first quarter of 2014. The growth in revenues were driven by an increase in the number of copyrights under contract, an increase in active copyrights uploaded into Rightscorp’s automated system and by the growing number of ISPs participating in the Company’s service, creating a multiplier effect.

For the second quarter of 2014, operating expenses totaled $995,080, compared to $452,812 for prior-year quarter. The increase in fees was due to payroll expenses and fees paid to copyright holders in the period. General and administrative expenses were $821,474 for the quarter ended June 30, 2014 compared to $390,260 for the year-ago quarter, due to increased wages, professional and investment banking fees, and travel and other expenses related to securing financing.

Sales and marketing costs were $35,108 for the second quarter of 2014, from $28,084 for the second quarter of 2013, due to an increased presence at industry conferences to meet potential clients. Depreciation and amortization expenses were $12,758 during quarter ended June 30, 2014, an increase of $4,625 compared to $8,133 in the year-ago quarter.

Other expense totaled $10,640 during the three months ended June 30, 2014, a decrease of $77,149 from the three months ended June 30, 2013, due to decreased interest owed on convertible notes used to finance operations.

During the three months ended June 30, 2014, the Company recorded a net loss of $754,239, or $(0.01) compared to $487,930, or $(0.02) for the three months ended June 30, 2013.

Six Months ended June 30, 2014

For the six months ended June 30, 2014, Rightscorp reported $440,414 in revenues, a 332% increase over revenues from $101,926 for the same period in 2013. This increase in revenue was driven by an increase in the number of copyrights ingested into the system for which the Company has contracts to monitor for infringements, from approximately 21,000 on June 30, 2013 to approximately 80,000 on June 30, 2014.

Rightscorp incurred operating expenses of $1,824,469 during the six months ended June 30, 2014, as compared to $771,766 for the six months ended June 30, 2013. This increase was due to increased payroll expenses and fees paid to copyright holders in the period. General and administrative expenses were $1,513,489 for the period ended June 30, 2014, compared to $662,542 for the six months ended June 30, 2013, due to increased wages expenses, professional and investment banking fees, and travel and other expenses related to securing financing.

Sales and marketing costs were $66,416 for the period ended June 30, 2014 compared to $42,719 for the six months ended June 30, 2013, an increase of $23,697 due to increased presence at industry conferences to meet potential clients.

Depreciation and amortization expenses were $24,357 during the six months ended June 30, 2014, an increase of $8,815 as compared to $15,542 for the six months ended June 30, 2013. Other expenses totaled $21,226 during the six months ended June 30, 2014, a decrease of $118,912 from the six months ended June 30, 2013, due to decreased interest owed on convertible notes used to finance operations.

Net loss attributable to common shareholders was $1,405,281, or $(0.02) compared to $809,977, or $(0.03) for the six months ended June 30, 2013.

At June 30, 2014, the Company had cash and cash equivalents of $767,581.

Conference call information:

Date: Wednesday, August 13, 2014

Time: 4:15 P.M. Eastern Time (ET)

Dial in Number for U.S. & Canadian Callers: 877-407-9129

Dial in Number for International Callers (Outside of the U.S. & Canada): 201-493-6753

Participating on the call will be Rightscorp Chief Executive Officer Christopher Sabec and Chief Operating Officer Robert Steele, who will discuss operational and financial highlights for the second quarter of 2014.

To join the live conference call, please dial into the above referenced telephone numbers five to ten minutes prior to the scheduled conference call time. A live webcast and archive of the call will also be available on Rightscorp's website at: http://rightscorp.equisolvewebcast.com/q2-2014.

A replay will be available for 14 days starting on August 13, 2014 at approximately 8:00 P.M. (ET). To access the replay, please dial 1-877-660-6853 in the U.S. and 1-201-612-7415 for international callers. The conference ID# is 418309.

About Rightscorp, Inc.

Rightscorp (OTCQB: RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company's patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, books, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 22% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorp.com/

Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

[Financial Tables to Follow]

Rightscorp, Inc.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended	Three Months Ended	Six Months Ended	Six Months Ended
	June 30, 2014	June 30, 2013	June 30, 2014	June 30, 2013
Revenue	$251,481	$52,670	$440,414	$101,926

Operating expenses:
Copyright holder fees	125,740	26,335	220,207	50,963
General and administrative	821,474	390,260	1,513,489	662,542
Sales and marketing	35,108	28,084	66,416	42,719
Depreciation and amortization	12,758	8,133	24,357	15,542
Total operating expenses	995,080	452,812	1,824,469	771,766

Loss from operations	(743,599)	(400,142)	(1,384,055)	(669,840)

Other expenses:
Interest expense	(10,640)	(87,788)	(21,226)	(140,137)
Total other expenses	(10,640)	(87,788)	(21,226)	(140,137)

Loss from operations before income taxes	(754,239)	(487,930)	(1,405,281)	(809,977)

Provision for income taxes	-	-	-	-

Net loss	$(754,239)	$(487,930)	$(1,405,281)	$(809,977)

Net loss per share – basic and diluted	(0.01)	$(0.02)	(0.02)	(0.03)

Weighted average common shares – basic and diluted	71,921,185	28,641,418	70,504,426	29,192,679

Rightscorp, Inc.

Consolidated Balance Sheets

(Unaudited)

	June 30, 2014	December 31, 2013
	(Unaudited)
Assets
Assets
Cash	$767,581	$36,331
Prepaid expenses	9,504	19,639
Total Current Assets	777,085	55,970
Other Assets
Fixed assets, net	73,857	56,453
Intangible assets, net	25,350	33,800
Total Assets	$876,292	$146,223

Liabilities and Stockholders’ Deficit
Current Liabilities:
Accounts payable and accrued liabilities	$900,846	$928,304
Convertible notes payable, net of discount of $100 and $10,891	209,900	202,609
Total Current Liabilities	1,110,746	1,130,913
Total Liabilities	1,110,746	1,130,913

Stockholders’ Deficit:
Preferred stock, $.001 par value; 10,000,000 shares authorized; null shares issued and outstanding	-	-
Common stock, $.001 par value; 250,000,000 shares authorized; 75,117,358 and 68,797,102 shares issued and outstanding, respectively	75,118	68,797
Common stock to be issued	380,000	380,000
Stock subscription payable	(5,000)	-
Additional paid in capital	4,961,382	2,807,185
Accumulated deficit	(5,645,954)	(4,240,672)
Total stockholders’ deficit	(234,453)	(984,690)
Total Liabilities and Stockholders’ Deficit	$876,292	$146,223